Exhibit 99.1

Company Contact: John Oakley, CFO Flanders Corporation (252) 946-8081	Investor Relations Contacts: Kirsten Chapman/ Tim Dien Lippert / Heilshorn & Associates (415) 433-3777 or tdien@lhai.com

Flanders Corporation Reports Second Quarter 2009 Financial Results

- Grew revenue 2.5% compared to second quarter 2008 -

- Increased gross margins 600 basis points compared to second quarter 2008 -

- Delivered $5.6 million in EBITDA, more than doubling second quarter 2008 -

WASHINGTON, NC – July 30, 2009 – Flanders Corporation (NASDAQ: FLDR) reported financial results for the second quarter ended June 30, 2009.

Flanders Corporation’s Chairman, president and CEO Harry Smith said: “Our second quarter results build upon our achievements and prove the steps taken to improve our business are paying off. As a result of better sales and marketing efforts, we grew second quarter 2009 revenue 2.5%, compared to the same period last year, even though a nationwide drop in June temperatures caused orders to be softer than originally expected. Our backlog for the third quarter is strong, and we are excited about the second half of 2009. We also continue to make great strides in our research and development efforts to improve our current products, introduce new technology and expand our product line with existing customers.”

“In addition, we are excited to welcome Tom Justice as our new COO. Bringing his 28 years of diverse experience in the air filtration industry to the team, Tom will play an integral role to achieve operational excellence and to develop innovative new products,” added Smith.

Financial Summary – Second Quarter 2009

Revenue for the second quarter 2009 was $58.7 million, compared to $57.3 million in the second quarter 2008. Gross margin for the first quarter was 21%, compared to 15% in the second quarter 2008. The second quarter 2009 net income was $2.4 million, or $0.09 per diluted share. This compares to the second quarter of 2008 net income of $6.9 million, which included a $6.8 million gain for extraordinary items, or $0.26 per diluted share. EBITDA for the second quarter 2009 was $5.6 million, compared to $2.1 million in the second quarter of 2008.

Management uses some measures not in accordance with generally accepted accounting principles (GAAP) to evaluate the results of the company’s operations and believes earnings before interest, taxes, extraordinary items, depreciation and amortization (EBITDA) provides a useful measure of operations.

Flanders’ Chief Financial Officer John Oakley said: “We delivered revenue increases even during the recession, and we are poised to grow in the second half. Equally important, our procurement and procedural measures continue to post results. Second quarter gross margins increased 600 basis points and EBITDA grew $3.4 million to $5.6 million, compared to second quarter 2008. Looking ahead, we are adjusting our guidance to reflect continuing economic conditions in commercial & industrial. Nonetheless, we are still quite optimistic about growth and profitability in 2009.”

Financial Summary – Six Months Ended June 30, 2009

Revenue for the six months ended June 30, 2009 was $106.7 million, compared to $106.5 million for the same period a year ago. Gross margin for the period was 21%, compared to 16% for the same period a year ago. Year-to-date net income was $4.2 million, or $0.16 per diluted share, compared to net income of $9.3 million, which included an $8.3 million gain for extraordinary items, or $0.35 per diluted share for the same period a year ago. EBITDA for the period was $10.0 million, compared to $5.8 million for the same period a year ago.

Financial Outlook – Full Year 2009

Management continues to expect the company to be profitable and deliver positive EBITDA for 2009. The company adjusted its 2009 revenue guidance to be between $225 million and $240 million, from the previous expectations provided on May 4th, 2009, of revenue between $235 million and $246 million.

Recent Corporate Highlights

•	Appointed Tom Justice as Chief Operating Officer in July. A 28-year veteran of the air filtration industry, with tremendous experience in operations management and product development.

•

Acquired certain assets from Wildwood Industries, Inc. in May, for $3.6 million in cash. Flanders retained the furnace filter equipment and inventory and immediately sold the unrelated assets to R.P.S. Products, Inc. for $2.2 million in cash.

•	Awarded its second purchase agreement from Shaw AREVA MOX Services, LLC in June. Flanders will produce 24 glove box assemblies during 2010 and 2011 for approximately $3.5 million.

Conference Call

Chairman, president and CEO Harry Smith and CFO John Oakley are scheduled to conduct a conference call and simultaneous webcast at 11:00 a.m. ET on July 30, 2009 to review these results in more detail. To access the call in the U.S., please dial (866) 425-6192, and for international callers dial (973) 409-9253 approximately 10 minutes prior to the start of the conference call. The conference ID will be 16845808. A telephone replay will be available until midnight Eastern Time on August 3rd by dialing (800) 642-1687 or (706) 645-9291 and entering pass code 16845808.

Safe Harbor Statement

The statements made in this press release regarding Flanders (1) results building upon its achievements and proving steps taken to improve our business are paying off; (2) having better sales and marketing; (3) being excited about the second half of 2009, (4) making great strides in research and development efforts, introducing new technology and expanding its product line with existing customers, (5) Tom Justice playing an integral role to achieve operational excellence and to develop innovative new products, (6) procurement and procedural measures continuing to post results, and (7) being optimistic about growth and profitability in 2009 are based on the current expectations and beliefs of the management of Flanders and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. For a more detailed discussion of risk factors that may affect Flanders’ operations, please refer to the Company’s Form 10-K for the year ended December 31, 2008, and Form 10-Q for the period ended March 30, 2009. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such forward-looking statements, except as required by law.

About Flanders

Flanders is a leading air filtration products manufacturer. Flanders’ products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing.

For further information on Flanders and its products, visit its web site at http://www.flanderscorp.com/ or contact Kirsten Chapman or Tim Dien at (415) 433-3777.

–Tables Follow–

FLANDERS CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	June 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$690	$404
Receivables:
Trade, less allowance: $3,297 and $3,683 at June 30, 2009 and December 31, 2008, respectively	45,642	37,682
Other	897	280
Inventories	35,615	31,549
Deferred taxes	3,716	4,285
Income taxes	7,447	10,048
Other current assets	4,150	4,714

Total current assets	98,157	88,962
Property and equipment, less accumulated depreciation: $56,345 and $55,520 at June 30, 2009 and December 31, 2008, respectively	65,052	57,156
Intangible assets, less accumulated amortization: $1,479 and $1,449 at June 30, 2009 and December 31, 2008, respectively	304	295
Notes receivable and other assets	14,730	14,604

Total assets	$178,243	$161,017

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt and capital lease obligations	$1,098	$1,307
Accounts payable	24,659	22,795
Accrued expenses	17,063	13,517
Other current liabilities	6,179	6,179

Total current liabilities	48,999	43,798
Long-term capital lease obligations, less current maturities	190	554
Long-term debt, less current maturities	37,918	29,611
Long-term liabilities, other	3,821	4,286
Deferred taxes	—	—
Commitments and contingencies

Total liabilities	90,928	78,249
Stockholders’ equity:
Preferred stock, $.001par value, 10,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 50,000 shares authorized; issued and outstanding: 25,524 and 25,524 shares at June 30, 2009 and December 31, 2008, respectively	26	26
Additional paid-in capital	87,298	87,253
Accumulated other comprehensive loss	(966)	(1,231)
Retained earnings (deficit)	957	(3,280)

Total stockholders’ equity	87,315	82,768

Total liabilities and stockholders’ equity	$178,243	$161,017

FLANDERS CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net sales	$58,727	$57,269	$106,747	$106,463
Cost of goods sold	46,129	48,773	84,244	89,243

Gross profit	12,598	8,496	22,503	17,220

Operating expenses	8,559	9,313	16,094	18,589

Operating income (loss)	4,039	(817)	6,409	(1,369)

Nonoperating income (expense):
Other income, net	148	1,442	902	4,045
Interest expense	(318)	(492)	(585)	(1,125)

Total nonoperating income (expense)	(170)	950	317	2,920

Earnings before income taxes and extraordinary items	3,869	133	6,726	1,551

Provision for income taxes	1,432	53	2,489	620

Income before extraordinary item	2,437	80	4,237	931

Extraordinary gain on Fire (net of taxes)	—	6,802	—	8,335

Net earnings	$2,437	$6,882	$4,237	$9,266

Basic earnings per share:
Income before extraordinary item	$0.10	$0.00	$0.17	$0.04
Extraordinary item	—	0.27	—	0.32

Net earnings per share	$0.10	$0.27	$0.17	$0.36

Diluted earnings per share:
Income before extraordinary item	$0.09	$0.00	$0.16	$0.03
Extraordinary item	—	0.26	—	0.32

Net earnings per share	$0.09	$0.26	$0.16	$0.35

Weighted average common shares outstanding:
Basic	25,524	25,725	25,524	25,724

Diluted	25,887	26,203	25,845	26,185

FLANDERS CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$860	$1,818	$2,665	$5,468

CASH FLOWS FROM INVESTING ACTIVITIES:
Disposal, net of cash acquired	—	—	—	(11)
Purchase of property and equipment	(6,060)	(3,192)	(9,910)	(5,237)
Proceeds from sale of property and equipment	205	7	254	10
Proceeds from insurance claim on building and equipment	466	—	466	—
Decrease in other assets	478	479	647	678

Net cash used in investing activities	(4,911)	(2,706)	(8,543)	(4,560)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term borrowings	(943)	(228)	(1,133)	(373)
Net proceeds from (payments on) revolving credit agreement	5,233	596	7,387	(406)
Payment of debt issuance costs	—	—	(90)	—
Purchase and retirement of common stock	—	(53)	—	(334)
Proceeds from sales of common stock	—	—	—	56

Net cash provided by (used in) financing activities	4,290	315	6,164	(1,057)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	239	(573)	286	(149)
CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	451	922	404	498

CASH AND CASH EQUIVALENTS END OF PERIOD	$690	$349	$690	$349

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$179	$743	$241	$793
Interest	411	558	612	1,122

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Sale of equipment for note receivable	$249	$332	$415	$415
Purchase of building with debt	1,480	—	1,480	—
Sale of building for note receivable	200	—	200	—
Cashless exercise of common stock (net)	—	(100)	—	(370)
Offset of accrued expenses against trade accounts receivable	2,412	1,614	5,839	8,825
Note receivable in lieu of account receivable trade	—	677	—	677
Offset of accrued expenses against other receivables	—	900	—	900

DISPOSAL OF COMPANIES
Working capital surplus disposed, net of cash and cash equivalents disposed	$—	$959	$—	$1,425
Fair value of other assets disposed, principally property and equipment	—	8,518	—	8,637
Goodwill disposed	—	—	—	589
Minority interest	—	—	—	141

	$—	$9,477	$—	$10,792

FLANDERS CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET EARNINGS TO EBITDA

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net Earnings	$2,437	$6,882	$4,237	$9,266
Extraordinary items	—	(6,802)	—	(8,335)
Interest	318	492	585	1,125
Taxes	1,432	53	2,489	620
Depreciation and amortization	1,364	1,516	2,731	3,125

EBITDA	$5,551	$2,141	$10,042	$5,801